Exhibit 107

CALCULATION OF FILING FEE TABLES

S-8

AudioCodes Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares	(1)	Other	2,000,000	$8.41	$16,820,000.00	0.0001381	$2,322.85

Total Offering Amounts:						$16,820,000.00		2,322.85
Total Fee Offsets:								0.00
Net Fee Due:								$2,322.85

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover an additional indeterminable number of ordinary shares which become issuable under the AudioCodes Ltd. 2008 Equity Incentive Plan, as amended (the “Plan”), by reason of any future share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon $8.41, the average of the high and low sales prices of the registrant’s ordinary shares on the NASDAQ Global Select Market on March 27, 2026.

Additional ordinary shares authorized for issuance pursuant to awards made under the Plan as a result of a recent amendment to the Plan.

The registrant does not have any fee offsets.